LSB INDUSTRIES, INC.
                       16 South Pennsylvania Avenue
                            Post Office Box 754
                         Oklahoma City, OK  73101
                            FAX:  405-235-5067


                 Notice of Annual Meeting of Stockholders
                         To Be Held June 27, 1996



To the Stockholders of
LSB Industries, Inc.

     The Annual Meeting of the Stockholders of LSB Industries, Inc. (the "Company") will take place at the Company's financial center located at 4000 Northwest 39th Expressway, Oklahoma City, Oklahoma, on Thursday, June 27, 1996, at 11:30 a.m. (CST), for the purpose of considering and acting upon the following matters:

     (1)  The election of 3 nominees to the Board of Directors;

     (2)  The approval of the selection of independent auditors;

     (3) Any other business which properly may come before the meeting or any adjournment of the meeting.

     The Board of Directors has fixed the close of business on May 9, 1996, as the record date for the determination of holders of the voting common stock and voting preferred stock of the Company entitled to receive notice of, and to vote at, the Annual Meeting.

     To ensure the presence of a quorum at the Annual Meeting, please sign and promptly return the enclosed Proxy Card in the accompanying self-addressed envelope, which requires no postage if mailed in the United States.

     The Company is distributing its 1995 Annual Report to Stockholders with the enclosed proxy soliciting material.


                              By order of the Board of Directors



                              David M. Shear
                              Secretary



Oklahoma City, Oklahoma
May 15, 1996

                           LSB INDUSTRIES, INC.
                           16 South Pennsylvania
                            Post Office Box 754
                         Oklahoma City, OK  73101


                            PROXY STATEMENT FOR
                      ANNUAL MEETING OF STOCKHOLDERS


                         To Be Held June 27, 1996

                          SOLICITATION OF PROXIES


Solicitation. This Proxy Statement is solicited on behalf of the Board of Directors of LSB Industries, Inc. (the "Company") and is hereby furnished to the stockholders of the Company to solicit their proxies for use at the Annual Meeting of Stockholders to take place on Thursday, June 27, 1996, at 11:30 a.m. at the Company's financial center located at 4000 Northwest 39th Expressway, Oklahoma City, Oklahoma 73112 (the "Annual Meeting"). The Company may use the services of its directors, officers and employees to solicit proxies personally or by telephone, without additional compensation therefore. The Company will bear all of the costs of preparing, printing, assembling and mailing this Proxy Statement and the Proxy Card and all of the costs of the solicitation of the proxies. The Company has also retained the services of Kissel-Blake Inc. to aid in the solicitation of proxies for a fee of $2,800, plus reasonable out-of-pocket expenses incurred by them.

Reimbursement of Expenses. The Company will reimburse any bank, broker-dealer, or other custodian, nominee or fiduciary for its reasonable expenses incurred in completing the mailing of proxy materials to the beneficial owners of the Company's voting common stock and voting preferred stock.

Revocation of Proxy. Any stockholder giving his or her proxy may revoke it at any time before its exercise by notifying the Secretary of the Company, by facsimile or in writing.

Mailing of Proxy Statement and Proxy Card. This Proxy Statement and the Proxy Card are being first sent to the stockholders of the Company on or about May 15, 1996.

Stockholder Proposals. In order for the Company to include a stockholder proposal in the proxy materials for the Company's 1997 Annual Meeting of Stockholders, a stockholder must deliver the proposal in writing to the Secretary of the Company no later than January 15, 1997.


                     SECURITIES AND PRINCIPAL HOLDERS


Record Date and Voting Securities. Only the record holders of shares of the voting common stock and voting preferred stock of the Company as of the close of business on May 9, 1996 (the "Record Date"), will have the right to receive notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, the Company had the following shares of voting common stock and voting preferred stock issued and outstanding; (a) 12,909,487 shares of common stock (excluding 1,848,469 shares held in treasury); (b) 1,552 shares of Convertible Noncumulative Preferred Stock; and (c) 20,000 shares of Series B 12% Cumulative Convertible Preferred Stock. Each stockholder of record, as of the Record Date, will have one vote for each share of voting common stock and voting preferred stock of the Company (or one-half of one vote for each fractional one-half share of the Convertible Noncumulative Preferred Stock) that the stockholder owned as of the Record Date. All shares of voting common stock and voting preferred stock will vote together as a single class on all matters coming before the Annual Meeting, and a majority of all of the outstanding shares of voting common stock and voting preferred stock of the Company, represented as a single class, entitled to notice of, and to vote at, the Annual Meeting, represented in person or by proxy, will constitute a quorum for the meeting.

     Pursuant to the General Corporation Law of the State of Delaware, only votes cast "For" a matter constitute affirmative votes, except proxies in which the stockholder fails to make a specification as to whether he votes "For", "Against", "Abstains" or "Withholds" as to a particular matter shall be considered as a vote "For" that matter. Votes will be tabulated by an inspector of election appointed by the Company's Board of Directors. Votes in which the stockholder specifies that he is "Withholding" or "Abstaining" from voting are counted for quorum purposes. Abstentions and broker non-votes are not considered as votes "For" a particular matter.

Security Ownership of Certain Beneficial Owners. The following table shows the total number and percentage of the outstanding shares of the Company's voting common stock and voting preferred stock beneficially owned as of the close of business on the Record Date, with respect to each person (including any "group" as used in Section 13(d)(3) of the Securities Act of 1934, as amended) that the Company knows to have beneficial ownership of more than five percent (5%) of the Company's voting common stock and voting preferred stock. A person is deemed to be the beneficial owner of voting shares of Common Stock of the Company which he or she could acquire within sixty (60) days of the Record Date.

     Because of the requirements of the Securities and Exchange Commission as to the method of determining the amount of shares an individual or entity may beneficially own, the amounts shown below for an individual or entity may include shares also considered beneficially owned by others.



                                                Amounts
Name and Address             Title             of Shares           Percent
      of                       of             Beneficially            of
Beneficial Owner             Class              Owned(1)            Class
- ------------------          -------           ------------         -------
Jack E. Golsen and          Common            3,949,564 (3)(5)(6)    28.6%
members of his family(2)    Voting Preferred     20,000 (4)(6)       92.7%

Riverside Capital
Advisors, Inc.              Common            1,658,353 (7)          11.8%

Ryback Management
Corporation                 Common            1,028,137 (8)           7.4%
______________________________________

     (1) The Company based the information with respect to beneficial ownership on information furnished by the above-named individuals or entities or contained in filings made with the Securities and Exchange Commission or the Company's records.

     (2) Includes Jack E. Golsen and the following members of his family: wife, Sylvia H. Golsen; son, Barry H. Golsen (a Director, Vice Chairman of the Board of Directors and President of the Environmental Control Business of the Company); son, Steven J. Golsen (Executive officer of several subsidiaries of the Company), and daughter, Linda F. Rappaport. The address of Jack E. Golsen, Sylvia H. Golsen, Barry H. Golsen and Linda F. Rappaport is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107; and Steven J. Golsen's address is 7300 S.W. 44th Street, Oklahoma City, Oklahoma 73179.

     (3)  Includes (a) the following shares that Jack E. Golsen ("J.
Golsen") has the sole voting and investment power: (i) 89,028 shares that he owns of record, (ii) 66,000 shares that he has the right to acquire within sixty (60) days under a non-qualified stock option, (iii) 4,000 shares that he has the right to acquire upon conversion of a promissory note, (iv) 133,333 shares that he has the right to acquire upon the conversion of 4,000 shares of the Company's Series B 12% Cumulative Convertible Preferred Stock (the "Series B Preferred") owned of record by him, (v) 10,000 shares owned of record by the MG Trust, of which he is the sole trustee, and (vi) 40,000 shares that he has the right to acquire within the next sixty (60) days under the Company's stock option plans; (b) 1,123,984 shares owned of record by Sylvia H. Golsen, in which she and her husband, J. Golsen share voting and investment power; (c) 244,563 shares that Barry H. Golsen ("B. Golsen") has the sole voting and investment power, 533 shares owned of record by B. Golsen's wife, which he shares the voting and investment power, and 8,000 shares that he has the right to acquire within the next sixty (60) days under the Company's stock option plans; (d) 204,934 shares that Steven J. Golsen ("S. Golsen") has the sole voting and investment power and 8,000 shares that he has the right to acquire within the next sixty (60) days under the Company's stock option plans; (e) 193,460 shares held in trust for the grandchildren of J. Golsen and Sylvia H. Golsen of which B. Golsen, S. Golsen and Linda F. Rappaport ("L. Rappaport") jointly or individually are trustees; (f) 82,552 shares owned of record by L. Rappaport, which L. Rappaport has the sole voting and investment power;(g) 1,042,699 shares owned of record by SBL Corporation ("SBL") 104,545 shares that SBL has the right to acquire upon conversion of 24,150 shares of the Company's $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the "Series 2 Preferred"), and 400,000 shares that SBL has the right to acquire upon conversion of 12,000 shares of Series B Preferred owned of record by SBL, and (h) 60,600 shares owned of record by Golsen Petroleum Corporation ("GPC"), which is a wholly-owned subsidiary of SBL, and 133,333 shares that GPC has the right to acquire upon conversion of 4,000 shares of Series B Preferred owned of record by GPC. SBL is wholly owned by Sylvia H. Golsen (40% owner), B. Golsen (20% owner), S. Golsen (20% owner), and L. Rappaport (20% owner) and, as a result, SBL, J. Golsen, Sylvia H. Golsen, B. Golsen, S. Golsen, and L. Rappaport share the voting and investment power of the shares beneficially owned by SBL. SBL's address is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.

     (4) Includes: (a) 4,000 shares of Series B Preferred owned of record by J. Golsen, which he has the sole voting and investment power; (b) 12,000 shares of Series B Preferred owned of record by SBL; and (c) 4,000 shares owned of record by SBL's wholly-owned subsidiary, GPC, over which SBL, J. Golsen, Sylvia H. Golsen, B. Golsen, S. Golsen and L. Rappaport share the voting and investment power.

     (5)  Does not include 122,297 shares of Common Stock that L.
Rappaport's husband owns of record and 8,000 shares which he has the right to acquire within the next sixty (60) days under the Company's stock option plans, all of which L. Rappaport disclaims beneficial ownership.

     (6) J. Golsen disclaims beneficial ownership of the shares that B. Golsen, S. Golsen and L. Rappaport each have the sole voting and investment power over as noted in footnote (3) above. B. Golsen, S. Golsen and L. Rappaport disclaim beneficial ownership of the shares that J. Golsen has the sole voting and investment power over as noted in footnotes (3) and (4) and the shares owned of record by Sylvia H. Golsen. Sylvia H. Golsen disclaims beneficial ownership of the shares that J. Golsen has the sole voting and investment power over as noted in footnotes (3) and (4) above.

     (7) Riverside Capital Advisors may be deemed to beneficially own these shares as a result of having full discretionary investment authority over 10 customers accounts to which it provides investment services. This amount includes 1,490,908 shares of Common Stock that may be acquired upon conversion of 344,400 shares of the Company's Series 2 Preferred. This amount does not include 73,722 shares of Common Stock held by officers and directors of Riverside who share control over investment decisions made by it, as to which Riverside disclaims beneficial ownership.

     (8) Ryback Management Corporation ("Ryback") is the Investment Company Advisor for Linder Dividend Fund, a registered investment company, which owns 237,500 shares of Series 2 Preferred that is convertible into 1,028,137 shares of Common Stock. Ryback has sole voting and investment power over these shares.

     Security Ownership of Management. The following table sets forth information obtained from the directors of the Company and the directors and executive officers of the Company as a group as to their beneficial ownership of the Company's voting common stock and voting preferred stock as of the Record Date.

     Because of the requirements of the Securities and Exchange Commission as to the method of determining the amount of shares an individual or entity may own beneficially, the amount shown below for an individual may include shares also considered beneficially owned by others. Any shares of stock which a person does not own, but which he or she has the right to acquire within sixty
(60) days of the Record Date are deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

                                             Amounts of
                                               Shares
   Name of               Title of           Beneficially  Percent of
Beneficial Owner          Class                Owned        Class
- ----------------------   -------           ------------    --------
Raymond B. Ackerman      Common               11,000 (2)      *

Robert C. Brown, M.D.    Common              218,329 (3)     1.7%

Barry H. Golsen          Common            2,187,733 (4)    16.1%
                         Voting Preferred     16,000 (4)    74.2%

Jack E. Golsen           Common            3,207,522 (5)    23.3%
                         Voting Preferred     20,000 (5)    92.7%

David R. Goss            Common              199,585 (6)     1.5%

Bernard G. Ille          Common              100,000 (7)      *

Horace G. Rhodes         Common                    -          -

Jerome D. Shaffer,M.D.   Common              149,703 (8)     1.2%

Tony M. Shelby           Common              203,880 (9)     1.6%

Directors and            Common           4,675,942 (10)    33.5%
Executive Officers       Voting Preferred    20,000         92.7%
as a group(11
persons)
- ---------------------------------------
*    Less than 1%.

     (1) The Company based the information with respect to beneficial ownership on information furnished by each director or officer, contained in filings made with the Securities and Exchange Commission, or contained in the Company records.

     (2) Mr. Ackerman has sole voting and investment power over these shares. 1,000 of these shares are held in a trust in which Mr. Ackerman is both the settlor and the trustee and in which he has the vested interest in both the corpus and income. The remaining 10,000 shares of common stock included herein are shares that Mr. Ackerman may acquire pursuant to currently exercisable non-qualified stock options granted to him by the Company.

     (3) The amount shown includes 25,000 shares of common stock that Dr. Brown may acquire pursuant to currently exercisable non-qualified stock options granted to him by the Company. The shares with respect to which Dr. Brown shares the voting and investment power consist of 122,516 shares owned by Dr. Brown's wife, 50,727 shares owned by Robert C. Brown, M.D., Inc., a corporation wholly-owned by Dr. Brown, and 20,086 shares held by the Robert C. Brown M.D., Inc. Employee Profit Sharing Plan, of which Dr. Brown serves as the trustee. The amount shown does not include 57,190 shares directly owned by the children of Dr. Brown, all of which Dr. Brown disclaims beneficial ownership.

     (4) See footnotes (3), (4), and (6) of the table under "Security Ownership of Certain Beneficial Owners and Management" of this Item for a description of the amount and nature of the shares beneficially owned by B. Golsen, including 8,000 shares B. Golsen has the right to acquire within sixty
(60) days.

     (5) See footnotes (3), (4), and (6) of the table under "Security Ownership of Certain Beneficial Owners and Management" of this Item for a description of the amount and nature of the shares beneficially owned by J. Golsen, including the shares J. Golsen has the right to acquire within sixty
(60) days.

     (6) The amount shown includes 11,000 shares that Mr. Goss has the right to acquire within sixty (60) days pursuant to options granted under the Company's stock option plans, over which Mr. Goss has the sole voting and investment power. Mr. Goss disclaims beneficial ownership of 2,429 shares owned by Mr. Goss's wife, individually and/or as custodian for Mr. Goss's children.

     (7) The amount includes (i) 25,000 shares that Mr. Ille may purchase pursuant to currently exercisable non-qualified stock options, over which Mr. Ille has the sole voting and investment power, and (ii) 75,000 shares owned of record by Mr. Ille's wife. Mr. Ille disclaims beneficial ownership of the 75,000 shares owned by Mr. Ille's wife.

     (8) Dr. Shaffer has the sole voting and investment power over these shares, which include 25,000 shares that Dr. Shaffer may purchase pursuant to currently exercisable non-qualified stock options and 4,329 shares that Dr. Shaffer has the right to acquire upon conversion of 1,000 shares of Series 2 Preferred owned by Dr. Shaffer.

     (9) Mr. Shelby has the sole voting and investment power over these shares, which include 11,000 shares that Mr. Shelby has the right to acquire within sixty (60) days pursuant to options granted under the Company's ISOs and 15,152 shares that Mr. Shelby has the right to acquire upon conversion of 3,500 shares of Series 2 Preferred owned by Mr. Shelby.

     (10) The amount shown includes 1,046,692 shares of common stock that officers, directors or entities controlled by officers and directors of the Company have the right to acquire within sixty (60) days.

                           ELECTION OF DIRECTORS

GENERAL. The Board of Directors has nominated for reelection to the Board of Directors three (3) directors, each to hold office for a term of three (3) years and until their successors are duly elected. The nominees, Raymond B. Ackerman, Bernard G. Ille, and Tony M. Shelby, currently serve as directors of the Company. If any of the nominees become unable or unwilling to accept the election or to serve as a director (an event which the Board of Directors does not anticipate), the person or persons named in the proxy as the proxies will vote for the election of the person or persons recommended by the Board of Directors. The proxies cannot be voted for a greater number of persons than the number of nominees named above.

     The Certificate of Incorporation and Bylaws of the Company provide for the division of the Board of Directors into three (3) classes, each class consisting as nearly as possible of one-third of the whole. The term of office of one class of directors expires each year, with each class of directors elected for a term of three (3) years and until the shareholders elect their qualified successors. Raymond B. Ackerman, Bernard G. Ille, and Tony M. Shelby, are presently serving as directors of the Company in the class whose term is expiring as of the Annual Meeting.

     The Company's Bylaws provide that the Board of Directors by resolution from time to time may fix the number of directors that shall constitute the whole Board of Directors. The Bylaws presently provide that the number of Directors may consist of not less than three (3) nor more than nine (9). The Board of Directors currently has set the number of directors at nine (9).

     The Bylaws of the Company further provide that only persons nominated by or at the direction of: (i) the Board of Directors of the Company, or (ii) any stockholder of the Company entitled to vote for the election of the directors that complies with certain notice procedures, shall be eligible for election as a director of the Company. Any stockholder desiring to nominate any person as a director of the Company must give written notice to the Secretary of the Company at the Company's principal executive office not less than fifty (50) days prior to the date of the meeting of stockholders to elect directors; except, if less than sixty (60) days' notice or prior disclosure of the date of such meeting is given to the stockholders, then written notice by the stockholder must be received by the Secretary of the Company not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. In addition, if the stockholder proposes to nominate any person, the stockholder's written notice to the Company must provide all information relating to such person that the stockholder desires to nominate that is required to be disclosed in solicitation of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

     The following table sets forth the name, principal occupation, age, year in which the individual first became a director, and year in which the director's term will expire for each nominee for election as a director at the Annual Meeting and all other directors whose term will continue after the Annual Meeting.

     Name and               First Became
Principal Occupation         A Director      Term Expires        Age
- -----------------------     ------------     ------------        ---
Nominees:

Raymond B. Ackerman (1)        1993               1999            73
Chairman Emeritus of Ackerman
McQueen, Inc.

Bernard G. Ille (2)            1971               1999            69
Investments

Tony M. Shelby (3)             1971               1999            54
Senior Vice President of
Finance and Chief
Financial Officer of the
Company

Other Directors:

Barry H. Golsen (4)            1981               1997            45
Vice Chairman of the
Board of Directors of
the Company and President
of the Environmental Control
Business of the Company

David R. Goss (5)              1971               1997            55
Senior Vice President of
Operations of the Company

Jerome D. Shaffer, M.D.(6)     1969               1997            79
Investments

Robert C. Brown, M.D.(7)       1969               1998            65
President of Northwest
Internal Medicine
Associates, Inc.

Jack E. Golsen (8)             1969               1998            67
President, Chief Executive
Officer and Chairman of
the Board of Directors of
the Company

Horace G. Rhodes (9)           1996               1998            68
President/Managing Partner,
Kerr, Irvine, Rhodes
and Ables
- -----------------------------

(1) Mr. Ackerman retired in 1992 from Ackerman McQueen, Inc. From 1972 until his retirement, Mr. Ackerman served as Chairman of the Board and President of Ackerman McQueen, Inc., a public relations and advertising firm, located in Oklahoma.

(2) Mr. Ille served as President and Chief Executive Officer of First Life Assurance Company ("First Life") from May, 1988, through March 31, 1994, when he retired from First Life and from that position. In 1991, First Life was placed in conservatorship by the Oklahoma Department of Insurance and was sold on March 31, 1994. For more than five (5) years prior to that time, Mr. Ille also served as President of United Founders Life Insurance Company. Mr. Ille also serves as a director of Landmark Land Company Inc. ("Landmark"). First Life was a subsidiary of Landmark until First Life was placed in conservatorship.

(3) Mr. Shelby, a certified public accountant, has served in substantially the same capacity for more than five (5) years.

(4) Mr. Barry H. Golsen, LLD was elected as Vice Chairman of the Board of Directors of the Company on August 18, 1994. For more than five (5) years Mr. Golsen has served as a director and the President of the Company's Environmental Control Business.

(5) Mr. Goss, a certified public accountant, has served in substantially the same capacity for the past five (5) years.

(6) Dr. Shaffer retired from the practice of medicine in 1987. Prior to that time, Dr. Shaffer practiced medicine in Oklahoma City, Oklahoma, for more than five (5) years.

(7) Dr. Brown has practiced medicine in Oklahoma City, Oklahoma, for more than five (5) years.

(8) Mr. Jack E. Golsen, founder of the Company, has served in the same capacity for more than five (5) years.

(9) Mr. Rhodes was elected on March 21, 1996, to the Board of Directors by the remaining members of the Board to fill a vacancy created by the death of Mr. Clifford L. Thurman. Mr Thurman was a director in the class whose term expires in 1998, and, as a result, Mr. Rhodes' term expires in 1998. Mr. Rhodes has practiced law in Oklahoma City for a period in excess of five (5) years and is the managing partner in the law firm of Kerr, Irvine, Rhodes & Ables. Kerr, Irvine, Rhodes & Ables is not a parent, subsidiary or affiliate of the Company. Since 1972, Mr. Rhodes has served as Executive Vice President & General Counsel for the Association of Oklahoma Life Insurance Companies and since 1982 has served as Executive Vice President & General Counsel for the Oklahoma Life and Health Insurance Guaranty Association.

     Approval of each nominee for election to the Board of Directors will require the affirmative vote of a plurality of the votes cast by the holders of the voting securities of the Company, voting together as one class.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE THREE
(3) NOMINEES AS DIRECTORS OF THE COMPANY.

FAMILY RELATIONSHIPS. Jack E. Golsen is the father of Barry H. Golsen and the brother-in-law of Robert C. Brown, M.D. Robert C. Brown, M.D. is the uncle of Barry H. Golsen.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS. The Company has an Executive Salary Review Committee and an Audit Committee. The Company does not have a nominating committee. The Board of Directors nominates the nominees for election as directors of the Company.

     The Company's Executive Salary Review Committee has the authority to set the compensation of all officers of the Company. The present members of the Executive Salary Review Committee are Robert C. Brown, M.D., Bernard G. Ille, and Jerome D. Shaffer, M.D. During 1995, the Executive Salary Review Committee had one (1) meeting.

     The Audit Committee's functions include: (a) recommending a public accounting firm for appointment by the Board of Directors for the purpose of conducting the annual audit of the Company; (b) reviewing the recommendations of the auditors regarding internal controls and procedures; (c) reviewing from time to time the Company's general policies and procedures with respect to auditing, accounting, and the application of financial resources; (d) reviewing all other matters and making special inquiries and investigations referred to it by the Board of Directors; and (e) making other recommendations to the Board of Directors as the Committee may deem appropriate. The members of the Audit Committee are Bernard G. Ille (Chairman), Jerome D. Shaffer, M.D. and Robert C. Brown, M.D. The Audit Committee held three (3) meetings during 1995.

     The Board of Directors of the Company held eight (8) meetings in 1995. During 1995, no incumbent director attended fewer than seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.


COMPLIANCE WITH SECTOPM 16(A) OF THE EXCHANGE ACT. Based solely on a review of copies of the Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to 1995, or written representations that no such reports were required to be filed with the Securities and Exchange Commission, the Company believes that during 1995 all directors and officers of the Company and beneficial owners of more than ten percent (10%) of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act filed their required Forms 3, 4, or 5, as required by Section 16(a) of the Securities Exchange Act of 1934, as amended, on a timely basis, except that Jack E. Golsen, Sylvia H. Golsen, Barry H. Golsen, Steven J. Golsen, and Linda Golsen Rappaport each filed two late Forms 4 and one timely Form 5 to report their indirect interests in seventeen (17) transactions undertaken by Golsen Petroleum Corporation ("GPC") and/or SBL Corporation ("SBL"); (ii) GPC filed one late Form 4 to report one transaction and SBL filed one late Form 4 to report one transaction and one timely Form 5 to report twelve (12) transactions; (iii) Jerome D. Shaffer, M.D., Robert C. Brown, M.D., and Raymond B. Ackerman each filed one late Form 5 to report one transaction each;
(iv) Heidi Brown filed one late Form 5 to report her indirect interest in two transactions; (v) Bernard G. Ille filed one late Form 5 to report six transactions; (vi) Dr. Brown filed one late Form 4 to report one transaction; and (vii) David Shear filed one late Form 5 to report one transaction.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS. A subsidiary of the Company, Hercules Energy Mfg. Corporation ("Hercules"), leases land and a building in Oklahoma City, Oklahoma from Mac Venture, Ltd. ("Mac Venture"), a limited partnership. GPC serves as the general partner of Mac Venture. The limited partners of Mac Venture include GPC and the three children of Jack E. Golsen. See "Security Ownership of Certain Beneficial Owners and Management", above, for a discussion of the stock ownership of GPC. The land leased by Hercules from Mac Venture consists of a total of 341,000 square feet, with 44,000 square feet in the building. Hercules leases the property from Mac Venture for $7,500 per month under a triple net lease which began as of January 1, 1982, and expires on December 31, 1998.

     Northwest Internal Medicine Associates, ("Northwest") a division of Plaza Medical Group., P.C., has an agreement with the Company to perform medical examinations of the management and supervisory personnel of the Company and its subsidiaries. Under such agreement, Northwest is paid $4,000 a month to perform all such examinations. Dr. Robert C. Brown (a director of the Company) is a co-owner of Plaza Medical Group., P.C.

     In 1983, LSB Chemical Corp. ("LSB Chemical"), a subsidiary of the Company, acquired all of the outstanding stock of El Dorado Chemical Company ("EDC") from its then four stockholders ("Ex-Stockholders"). A substantial portion of the purchase price consisted of an earnout based primarily on the annual after-tax earnings of EDC for a ten-year period. During 1989, two of the Ex-Stockholders received LSB Chemical promissory notes for a portion of their earnout, in lieu of cash, totaling approximately $896,000, payable $496,000 in January, 1990, and $400,000 in May, 1994. LSB Chemical agreed to a buyout of the balance of the earnout from the four Ex-Stockholders for an aggregate purchase amount of $1,231,000. LSB Chemical purchased for cash the earnout from two of the Ex-Stockholders and issued multi-year promissory notes totaling $676,000 to the other two Ex-Stockholders. Jack E. Golsen guaranteed LSB Chemical's payment obligation under the promissory notes. The unpaid balance of these notes at March 31, 1996, was $400,000.


                          EXECUTIVE COMPENSATION
                           AND OTHER INFORMATION


EXECUTIVE COMPENSATION. The following table shows the aggregate cash compensation which the Company and its subsidiaries paid or accrued to the Chief Executive Officer and each of the other four (4) most highly-paid executive officers of the Company (which includes the President of the Company's Environmental Control Business, who also serves as Vice Chairman of the Board of Directors of the Company and who performs key policy making functions for the Company). The table includes cash distributed for services rendered during 1995, plus any cash distributed during 1995 for services rendered in a prior year, less any amount relating to those services previously included in the cash compensation table for a prior year.

                      Summary Compensation Table

                                                      Long-term
                                                        Compen-
                                                        sation
                          Annual Compensation           Awards
                   --------------------------------    --------
                                             Other                 All
                                             Annual    Securities  Other
                                             Compen-   Underlying  Compen-
  Name and               Salary     Bonus    sation    Stock       sation
  Position          Year   ($)     ($)(1)    ($)(2)    Options     ($)(3)
- ---------------     ---- -------   -------   ------    -------    -------
Jack E. Golsen      1995 457,892   100,000      -         -           -
Chairman of the     1994 429,423   150,000      -      165,000(4)  100,000

Board, President    1993 379,615   100,000      -         -           -
and Chief
Executive Officer

Barry H. Golsen     1995 187,885   60,000       -         -           -
Vice Chairman of    1994 176,769   90,000       -         -        100,000
the Board of        1993 165,000   60,000       -         -           -
Directors and
President of the
Environmental
Control Business

David R. Goss       1995 153,022   60,000       -         -           -
Senior Vice         1994 146,708   90,000       -         -        100,000
President -         1993 142,000   60,000       -         -           -
Operations

Tony M. Shelby      1995 152,923   60,000       -         -           -
Senior Vice         1994 146,708   90,000       -         -        100,000
President/Chief     1993 142,000   60,000       -         -           -
Financial Officer

David M. Shear      1995 137,923   40,000       -         -           -
Vice President/     1994 128,827   40,000       -         -           -
General Counsel     1993 111,846   30,000       -         -           -


     (1) Bonuses noted are for services rendered for the prior fiscal year. Bonuses, if any, have not been declared or paid for 1995 performance as of the date of this proxy statement.

     (2) Does not include perquisites and other personal benefits, securities or property for the named executive officer in any year if the aggregate amount of such compensation for such year does not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for such year.

     (3) In 1994, the Company paid to Messrs. J. Golsen, B. Golsen, Goss and Shelby an additional bonus of $100,000 each for their services as members of the Board of Directors of Equity Bank for Savings, F.A., during the six years that the Company owned that financial business, which was sold by the Company in 1994.

     (4) On June 1, 1989, the Company originally granted a nonqualified stock option to J. Golsen to purchase 165,000 shares of the Company's Common Stock at an exercise price of $2.625 per share (the "NQSO"), which on the date of grant was the fair market value of the Company's Common Stock. Prior to the NQSO's expiration date of June 1, 1994, the Company granted an extension of the option period of the NQSO for an additional five (5) year period, beginning on June 1, 1994, and terminating on June 1, 1999 (the "Extended NQSO"). The Extended NQSO vests and becomes exercisable at twenty percent (20%) per year on June 1, 1995, 1996, and 1997, and the remaining forty percent (40%) becomes exercisable June 1, 1998. The exercise price of the Extended NQSO is $2.625 per share, the same as the original NQSO. The Extended NQSO shall become immediately exercisable in full upon the death of the optionee or a change in control of the Company, and the Board of Directors of the Company may, at its option, accelerate such vesting at any time.

OPTION GRANTS IN 1995. No stock options were granted by the Company to any named executive officer in 1995.

Aggregated Option Exercises in 1995 and Fiscal Year End Option Values. The following table sets forth information concerning each exercise of stock options by each of the named executive officers during the last fiscal year and the year-end value of unexercised options:

                                        Number of         Value
                                        Securities         of Unexercised
                                        Underlying          In-the-Money
                                        Unexercised          Options at
                                        Options at            FY End
                                        FY End (#)(3)     ($) (3) (4)
                                        -------------     ---------------
                    Shares
                   Acquired        Value
                  on Exercise    Realized       Exercisable/   Exercisable/
     Name           (#)(1)        ($) (2)       Unexercisable    Unexercisable
- ---------------
Jack E. Golsen         -        $     -             58,000/       $   81,175/
                                                   147,000   (5)     245,055

Barry H. Golsen     12,000          47,844           5,000/            4,685/
                                                     3,000             2,811

David R. Goss          -              -              8,000/           15,250/
                                                     3,000             3,750

Tony M. Shelby         -              -              8,000/           15,250/
                                                     3,000             3,750

David M. Shear         -              -             15,500/           24,625/
                                                     7,500             9,375

     (1) Each number represents the number of shares received by the named individual upon exercise.

     (2) The values set forth in the column below are the difference between the market value of the Company's common stock on the date the particular option was exercised and the exercise price of such option.

     (3) The options granted under the Company's Plans become exercisable 20% after one year from date of grant, an additional 20% after two years, an additional 30% after three years, and the remaining 30% after four years.

     (4) The values are based on the difference between the price of the Company's common stock on the New York Stock Exchange at the close of trading on December 31, 1995 of $4.375 per share and the exercise price of such option. The actual value realized by a named executive on the exercise of these options depends on the market value of the Company's common stock on the date of exercise.

     (5) The amounts shown include 165,000 non-qualified stock options which vest and are exercisable 20% on June 1, 1995, June 1, 1996 and June 1, 1997 with the remaining 40% exercisable June 1, 1998.

     OTHER PLANS.  The Board of Directors has adopted an LSB Industries,
Inc., Employee Savings Plan (the "401(k) Plan") for the employees (including executive officers) of the Company and its subsidiaries, excluding certain (but not all) employees covered under union agreements. The 401(k) Plan is an employee contribution plan, and the Company and its subsidiaries make no contributions to the 401(k) Plan. The amount that an employee may contribute to the 401(k) Plan equals a certain percentage of the employee's compensation, with the percentage based on the employee's income and certain other criteria as required under Section 401(k) of the Internal Revenue Code. The Company or subsidiary deducts the amounts contributed to the 401(k) Plan from the employee's compensation each pay period, in accordance with the employee's instructions, and pays the amount into the 401(k) Plan for the employee's benefit. The Summary Compensation Table set forth above includes any amount contributed and deferred during the 1993, 1994 and 1995 fiscal years pursuant to the 401(k) Plan by the named executive officers of the Company.

     The Company has a death benefit plan for certain key employees. Under the plan, the designated beneficiary of an employee covered by the plan will receive a monthly benefit for a period of ten (10) years if the employee dies while in the employment of the Company or a wholly-owned subsidiary of the Company. The agreement with each employee provides, in addition to being subject to other terms and conditions set forth in the agreement, that the Company may terminate the agreement as to any employee at anytime prior to the employee's death. The Company has purchased life insurance on the life of each employee covered under the plan to provide, in large part, a source of funds for the Company's obligations under the Plan. The Company also will fund a portion of the benefits by investing the proceeds of such insurance policy received by the Company upon the employee's death. The Company is the owner and sole beneficiary of the insurance policy, with the proceeds payable to the Company upon the death of the employee. The following table sets forth the amounts of annual benefits payable to the designated beneficiary or beneficiaries of the executive officers named in the Summary Compensation Table set forth above under the above-described death benefits plan.


                                     Amount of
          Name of Individual       Annual Payment
          ------------------       --------------
          Jack E. Golsen              $175,000
          Barry H. Golsen             $ 30,000
          David R. Goss               $ 35,000
          Tony M. Shelby              $ 35,000
          David M. Shear              $    N/A


     In addition to the above-described plans, during 1991 the Company entered into a non-qualified arrangement with certain key employees of the Company and its subsidiaries to provide compensation to such individuals in the event that they are employed by the Company or a subsidiary of the Company at age 65. Under the plan, the employee will be eligible to receive for the life of such employee, a designated benefit as set forth in the plan. In addition, if prior to attaining the age 65 the employee dies while in the employment of the Company or a subsidiary of the Company, the designated beneficiary of the employee will receive a monthly benefit for a period of ten
(10) years. The agreement with each employee provides, in addition to being subject to other terms and conditions set forth in the agreement, that the Company may terminate the agreement as to any employee at any time prior to the employee's death. The Company has purchased insurance on the life of each employee covered under the plan where the Company is the owner and sole beneficiary of the insurance policy, with the proceeds payable to the Company to provide a source of funds for the Company's obligations under the plan.
The Company may also fund a portion of the benefits by investing the proceeds of such insurance policies. Under the terms of the plan, if the employee becomes disabled while in the employment of the Company or a wholly-owned subsidiary of the Company, the employee may request the Company to cash-in any life insurance on the life of such employee purchased to fund the Company's obligations under the plan. Jack E. Golsen does not participate in the plan. The following table sets forth the amounts of annual benefits payable to the executive officers named in the Summary Compensation Table set forth above under such retirement plan.


                                     Amount of
     Name of Individual            Annual Payment
     ------------------            --------------
     Barry H. Golsen                  $17,480
     David R. Goss                    $17,403
     Tony M. Shelby                   $15,605
     David M. Shear                   $17,822

     COMPENSATION OF DIRECTORS. In 1995, the Company compensated each non-management director of the Company for his services in the amount of $4,500. The non-management directors of the Company also received $500 for every meeting of the Board of Directors attended during 1995. Each member of the Audit Committee, consisting of Messrs. Ille, Brown and Shaffer, received an additional $20,000 for their services in 1995. Each member of the Public Relations and Marketing Committee, consisting of Messrs. Ackerman and Ille, received an additional $20,000 for their services in 1995. In addition, the Company paid C.L. Thurman $20,000 as compensation for his services as Chairperson of the Special Projects Committee of the Board of Directors for 1995. Mr. Thurman died during the first quarter of 1996. See footnote (9) under "Election of Directors".

     In September 1993, the Company adopted the 1993 Non-Employee Director Stock Option Plan (the "Outside Director Plan"). The Outside Director Plan authorizes the grant of non-qualified stock options to each member of the Company's Board of Directors who is not an officer or employee of the Company or its subsidiaries. The maximum shares for which options may be issued under the Outside Director Plan will be 150,000 shares (subject to adjustment as provided in the Outside Director Plan). The Company shall automatically grant to each outside director an option to acquire 5,000 shares of the Company's Common Stock on April 30 following the end of each of the Company's fiscal years in which the Company realizes net income of $9.2 million or more for such fiscal year. The exercise price for an option granted under the Outside Director Plan shall be the fair market value of the shares of Common Stock at the time the option is granted. Each option granted under the Outside Director Plan, to the extent not exercised, shall terminate upon the earlier of the termination of the outside director as a member of the Company's Board of Directors or the fifth anniversary of the date such option was granted. On April 30, 1995, options to acquire 5000 shares of Common Stock were granted under this plan to each of Messrs. Ille, Brown, Shaffer, Thurman and Ackerman, at a per share exercise price of $5.375. As a result of the Company's financial performance for 1995, the Company will not be granting options under the Outside Director Plan on April 30, 1996.

     Employment Contracts and Termination of Employment and Change in Control Arrangements.

     (a) Termination of Employment and Change in Control Agreements. In 1989 and 1991, the Company entered into severance agreements with Jack E. Golsen, Barry H. Golsen, Tony M. Shelby, David R. Goss, David M. Shear and certain other officers of the Company and subsidiaries of the Company.

     Each severance agreement provides (among other things) that if, within twenty-four (24) months after the occurrence of a change in control (as defined) of the Company, the Company terminates the officer's employment other than for cause (as defined) or the officer terminates his employment for good reason (as defined) the Company must pay the officer an amount equal to 2.9 times the officer's base amount (as defined). The phrase "base amount" means the average annual gross compensation paid by the Company to the officer and includable in the officer's gross income during the period consisting of the most recent five (5) year period immediately preceding the change in control. If the officer has been employed by the Company for less than 5 years, the base amount is calculated with respect to the most recent number of taxable years ending before the change in control that the officer worked for the Company.

     The severance agreements provide that a "change in control" means a change in control of the Company of a nature that would require the filing of a Form 8-K with the Securities and Exchange Commission and, in any event, would mean when: (1) any individual, firm, corporation, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company's outstanding voting securities having the right to vote for the election of directors, except acquisitions by: (a) any person, firm, corporation, entity or group which, as of the date of the severance agreement, has that ownership, or (b) Jack E. Golsen, his wife; his children and the spouses of his children; his estate; executor or administrator of any estate, guardian or custodian for Jack E. Golsen, his wife, his children, or the spouses of his children, any corporation, trust, partnership or other entity of which Jack E. Golsen, his wife, children, or the spouses of his children own at least eighty percent (80%) of the outstanding beneficial voting or equity interests, directly or indirectly, either by any one or more of the above-described persons, entities or estates; and certain affiliates and associates of any of the above-described persons, entities or estates; (2) individuals who, as of the date of the severance agreement, constitute the Board of Directors of the Company (the "Incumbent Board") and who cease for any reason to constitute a majority of the Board of Directors except that any person becoming a director subsequent to the date of the severance agreement, whose election or nomination for election is approved by a majority of the Incumbent Board (with certain limited exceptions), will constitute a member of the Incumbent Board; or (3) the sale by the Company of all or substantially all of its assets.

     Except for the severance agreement with Jack E. Golsen, the termination of an officer's employment with the Company "for cause" means termination because of: (a) the mental or physical disability from performing the officer's duties for a period of one hundred twenty (120) consecutive days or one hundred eighty days (even though not consecutive) within a three hundred sixty (360) day period; (b) the conviction of a felony; (c) the embezzlement by the officer of Company assets resulting in substantial personal enrichment of the officer at the expense of the Company; or (d) the willful failure (when not mentally or physically disabled) to follow a direct written order from the Company's Board of Directors within the reasonable scope of the officer's duties performed during the sixty (60) day period prior to the change of control. The definition of "Cause" contained in the severance agreement with Jack E. Golsen means termination because of: (a) the conviction of Mr. Golsen of a felony involving moral turpitude after all appeals have been completed; or (b) if Mr. Golsen's serious, willful, gross misconduct or willful, gross neglect of his duties has resulted in material damages to the Company and its subsidiaries, taken as a whole; provided that (i) no action or failure to act by Mr. Golsen will constitute a reason for termination if he believed, in good faith, that such action or failure to act was in the Company's or its subsidiaries' best interest, and (ii) failure of Mr. Golsen to perform his duties hereunder due to Disability shall not be considered willful, gross misconduct or willful, gross negligence of his duties for any purpose.

     The termination of an officer's employment with the Company for "good reason" means termination because of (a) the assignment to the officer of duties inconsistent with the officer's position, authority, duties or responsibilities during the sixty (60) day period immediately preceding the change in control of the Company or any other action which results in the diminishment of those duties, position, authority, or responsibilities; (b) the relocation of the officer; (c) any purported termination by the Company of the officer's employment with the Company otherwise than as permitted by the severance agreement; or (d) in the event of a change in control of the Company, the failure of the successor or parent company to agree, in form and substance satisfactory to the officer, to assume (as to a successor) or guarantee (as to a parent) the severance agreement as if no change in control had occurred.

     Except for the severance agreement with Jack E. Golsen, each severance agreement runs until the earlier of: (a) three years after the date of the severance agreement, or (b) the officer's normal retirement date from the Company; however, beginning on the first anniversary of the severance agreement and on each annual anniversary thereafter, the term of the severance agreement automatically extends for an additional one-year period, unless the Company gives notice otherwise at least sixty (60) days prior to the anniversary date. The severance agreement with Jack E. Golsen is effective for a period of three (3) years from the date of the severance agreement; except that, commencing on the date one (1) year after the date of such severance agreement and on each annual anniversary thereafter, the term of such severance agreement shall be automatically extended so as to terminate three (3) years from such renewal date, unless the Company gives notices otherwise at least one (1) year prior to the renewal date.

     Effective June 1, 1994, the Company extended until June 1, 1999, the option period of a nonqualified stock option previously granted to Jack E. Golsen for the purchase of 165,000 shares of the Company's Common Stock at an exercise price of $2.625 per share (the "Extended NQSO"). The Extended NQSO vests and becomes exercisable at twenty percent (20%) per year on June 1, 1995, 1996, and 1997, and the remaining forty percent (40%) becomes exercisable on June 1, 1998. The terms of the Extended NQSO provide, in part, that the Extended NQSO shall become immediately exercisable upon a change in control of the Company. A "change in control" for purposes of the Extended NQSO, shall be deemed to have occurred upon any of the following events: (i) consummation of any of the following transactions: any merger, recapitalization, or other business combination of the Company pursuant to which the Company is the non-surviving corporation, unless the majority of the holders of Common Stock immediately prior to such transaction will own at least fifty percent (50%) of the total voting power of the then outstanding securities of the surviving corporation immediately after such transaction;
(ii) a transaction in which any person, corporation, or other entity (A) shall purchase any Common Stock pursuant to a tender offer or exchange offer, without the prior consent of the Board of Directors or (B) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing fifty percent (50%) or more of the total voting power of the then outstanding securities of the Company; or (iii) if, during any period of two (2) consecutive years, individuals who, at the beginning of such period, constituted the entire Board of Directors and any new director whose election by the Board of Directors, or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election by the stockholders was previously approved, cease for any reason to constitute a majority thereof.

     (b) Employment Agreement. In March, 1996, the company entered into an employment agreement with Jack E. Golsen. The employment agreement requires the Company to employ Jack E. Golsen as an executive officer of the Company for an initial term of three (3) years and provides for two (2) automatic renewals of three (3) years each unless terminated by either party by the giving of written notice at least one (1) year prior to the end of the initial or first renewal period, whichever is applicable. Under the terms of such employment agreement, Mr. Golsen shall be paid (i) an annual base salary at his 1995 base rate, as adjusted from time to time by the Compensation Committee, but such shall never be adjusted to an amount less than Mr. Golsen's 1995 base salary, (ii) an annual bonus in an amount as determined by the Compensation Committee, and (iii) receive from the Company certain other fringe benefits. The employment agreement provides that Mr. Golsen's employment may not be terminated, except (i) upon conviction of a felony involving moral turpitude after all appeals have been exhausted, (ii) Mr. Golsen's serious, willful, gross misconduct or willful, gross negligence of duties resulting in material damage to the Company and its subsidiaries, taken as a whole, unless Mr. Golsen believed, in good faith, that such action or failure to act was in the Company's or its subsidiaries' best interest, and
(iii) Mr. Golsen's death; provided, however, no such termination under (i) or
(ii) above may occur unless and until the Company has delivered to Mr. Golsen a resolution duly adopted by an affirmative vote of three-fourths of the entire membership of the Board of Directors at a meeting called for such purpose after reasonable notice given to Mr. Golsen finding, in good faith, that Mr. Golsen violated (i) or (ii) above. If Mr. Golsen's employment is terminated in breach of this Agreement, then he shall, in addition to his other rights and remedies, receive and the Company shall pay to Mr. Golsen (i) in a lump sum cash payment, on the date of termination, a sum equal to the amount of Mr. Golsen's annual base salary at the time of such termination and the amount of the last bonus paid to Mr. Golsen prior to such termination times (a) the number of years remaining under the employment agreement or (b) four (4) if such termination occurs during the last twelve (12) months of the initial period or the first renewal period, and (ii) provide to Mr. Golsen all of the fringe benefits that the Company was obligated to provide during his employment under the employment agreement for the remainder of the term of the employment agreement, or, if terminated at any time during the last twelve
(12) months of the initial period or first renewal period, then during the remainder of the term and the next renewal period.

     If there is a change in control (as defined in the severance agreement between Mr. Golsen and the Company) and within twenty-four (24) months after such change in control Mr. Golsen is terminated, other than for Cause (as defined in the severance agreement), then in such event, the severance agreement between Mr. Golsen and the Company shall be controlling.

     In the event Mr. Golsen becomes disabled and is not able to perform his duties under the employment agreement as a result thereof for a period of twelve (12) consecutive months within any two (2) year period, the Company shall pay Mr. Golsen his full salary for the remainder of the term of the employment agreement and thereafter sixty percent (60%) of such salary until Mr. Golsen's death.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Company's Executive Salary Review Committee has the authority to set the compensation of all officers of the Company. This Committee generally considers and approves the recommendations of the President. The members of the Executive Salary Review Committee are the following non-management directors: Robert C. Brown, M.D., Jerome D. Shaffer, M.D., and Bernard G. Ille. During 1995, the Executive Salary Review Committee had one meeting.

     See "Compensation of Directors" for information concerning compensation paid and options granted to non-employee directors of the Company during 1995 for services as a director to the Company.

     REPORT OF EXECUTIVE SALARY REVIEW COMMITTEE. The following report by the Executive Salary Review Committee required by the rules of the Securities and Exchange Commission to be included in this Proxy Statement shall not be considered incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

GENERAL.

     The Executive Salary Review Committee ("Committee") is presently comprised of three (3) directors of the Company, who are not current or former employees of the Company. See "Compensation Committee Interlocks and Insider Participation" . The Committee is responsible for reviewing and approving the compensation paid to executive officers of the Company.

COMPENSATION POLICY FOR EXECUTIVE OFFICERS.

     Although the Committee has not established specific quantitative compensation policies for executive officers of the Company, including the President-Chief Executive Officer, the Committee reviews each executive officer's performance on behalf of the Company during the last preceding year in establishing the executive officer's bonus for such year, if any, and any increase or decreases to such executive officers' compensation for the next year. The guiding principle of the Committee is based on the following objectives: (i) to attract and retain qualified executives in a highly competitive environment who will play significant roles in achieving the Company's goals; (ii) to reward executives for strategic management and the long-term enhancement of shareholder value; and , (iii) to create a performance-oriented environment that rewards performance with respect to financial and operational goals of the Company. The key elements of the Company's executive compensation program have consisted of a base salary, bonus and stock options.

     As to the compensation (salary and bonus) paid or payable to executive officers, other than the President-Chief Executive Officer, the President-Chief Executive Officer makes a recommendation to the Committee. The Committee considers such recommendation and generally approves the recommendation. The President-Chief Executive Officer's recommendation with respect to base salary and the Committee's approval or disapproval of such recommendation is primarily based on the three objectives set forth above. With respect to bonus compensation, such recommendation by the President - Chief Executive Officer and approval is closely tied to the individual's performance and the Company's financial performance.

     Jack E. Golsen has been President and Chief Executive Officer of the Company since its formation in 1969. In setting Mr. Golsen's salary and bonus, the Committee takes into account shareholder value, which he helped create, and the fact that Mr. Golsen initiated and continues to spearhead the strategy of expanding and diversifying the Company through internal growth, acquisitions, redeployment of assets and personnel and development of international markets. Due to losses sustained by the Company in 1990 and 1991, increases in Mr. Golsen's annual salary for 1991 and 1992 were nominal. Mr. Golsen's annual base salary was increased approximately $20,000 from 1992 to 1993, approximately $50,000 from 1993 to 1994 and approximately $30,000 from 1994 to 1995. The reason for these increases was in part to reward Mr. Golsen for his management in assisting the Company in it's substantial improvement in earnings in 1992 over 1991, 1993 over 1992 and 1994 over 1993. The Committee considers these increases to Mr. Golsen's annual base salary to be consistent with the above goals. In March 1996, the Company entered into an employment agreement with Mr. Golsen, which employment agreement set Mr. Golsen's salary at his 1995 base rate, as adjusted from time to time by the Committee. See "Executive Compensation and Other Information - Employment Contracts and Termination of Employment and Change in Control Arrangements".

     Bonuses, if any, are paid to executive officers in arrears for performance during the previous fiscal year. Jack E. Golsen received bonuses of (i) $100,000 in 1993 for fiscal year 1992 performance, (ii) $150,000 in 1994 for fiscal year 1993 performance, and (iii) $100,000 in 1995 for fiscal year 1994 performance. The bonus for fiscal year 1993 was increased as a result of the substantial improvement by the Company in each of 1991, 1992, and 1993 over the previous year due, in part, to the efforts of Mr. Golsen. The Committee has not set any bonuses for 1995 performances to any executive officer, including Mr. Golsen, as of the date of this proxy statement. The Committee considers these bonuses to be consistent with the goals set forth above.

     In June, 1994, the Committee granted a one time fee to each of Barry H. Golsen, Jack E. Golsen, David R. Goss, Jim D. Jones, and Tony M. Shelby, executive officers of the Company, of $100,000 for their non-compensated services as directors of Equity Bank for Savings, F.A. ("Equity Bank") from the time of Equity Bank's acquisition by the Company in March, 1988, until Equity Bank was sold by the Company in May, 1994. The Committee considered that their service as directors of Equity Bank were important factors in the growth of Equity Bank from 1988, to May, 1994, and their contribution assisted the Company in selling Equity Bank for approximately $92 million and a pre-tax profit of approximately $24.2 million.

     The Company has had a practice of granting stock options to the President-Chief Executive Officer and other executive officers. This practice is founded on the belief that stock options offer executive officers a valuable incentive to achieve increased profitability of the Company in order to enhance shareholder value. There are no specific factors used to determine the number of options granted or to the timing of such grants; however, certain criteria are considered such as length of service, level of responsibility, and the achievement of the Company's earnings objective.

                    Members of the Committee:
                    -------------------------
                    Bernard G. Ille, Chairman
                    Robert C. Brown, M.D.
                    Jerome D. Shaffer, M.D.


     FIVE YEAR TOTAL SHAREHOLDER RETURN GRAPH.    Due to the constraints of
the EDGAR system, the performance graph (in a line graph format) has been omitted. The following table has been provided to take its place in the EDGAR filing. The following table compares the yearly percentage change in the cumulative total shareholder return assuming reinvestment of dividends, if any, of (i) the Company, (ii) a composite index ("Peer Group ") comprised of a peer group of entities from two distinct industries which represent the Company's two primary lines of business (Chemical and Environmental Control), and (iii) the New York Stock Exchange Market Value Index ("Broad Market").
The table set forth below covers the period from year-end 1990 through year-end 1995.

                                      FISCAL YEAR ENDING

                     1990      1991       1992      1993       1994      1995
                     ----      ----       ----      ----       ----      ----
     LSB IND., INC.   100     100.00     550.00     784.64    507.49    359.53
     PEER GROUP       100     150.61     156.03     176.84    170.20    209.79
     BROAD MARKET     100     129.41     135.50     153.85    150.86    195.61

     Assumes $100 invested at year-end 1990 in the Company, the Peer Group, and the NYSE MVI.

     The Peer Group was developed for the Company by Media General Financial Services and is comprised of certain companies that have Standard Industrial Classification ("SIC") codes which the Company believes correspond to the Company's primary lines of business. The companies which comprise the Peer Group are listed on Exhibit "A" to this Proxy Statement. The Peer Group is comprised of (a) chemical companies having SIC codes 102 (sulfuric and nitrate) and 103 (specialty chemicals); and (b) environmental control companies having SIC code 059 (plumbing, heating, and air conditioning), and is provided for comparison to the Company's two primary lines of business -- Chemical and Environmental Control. The NYSE MVI line is provided as a result of the Company's common stock being listed on the New York Stock Exchange.
The Company has been advised that the cumulative total return of each component company in the Peer Group has been weighted according to the respective company's stock market capitalization. In light of the Company's unique industry diversification, the Company believes that the Peer Group is appropriate for comparison to the Company.

     The above Five-Year Total Shareholder Return Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.


                     SELECTION OF INDEPENDENT AUDITORS


     The Board of Directors, based on the recommendation of the Audit Committee, has reappointed the firm of Ernst & Young LLP, certified public accountants, ("Ernst & Young") as the Company's auditors for 1996, subject to the approval and ratification by the stockholders. Ernst & Young (or its predecessor, Arthur Young & Company) has served as the Company's auditors for a period in excess of five (5) years, including the fiscal year most recently completed.

     In line with past practices, it is expected that one or more representatives of Ernst & Young will attend the Annual Meeting and will be available to respond to appropriate questions or make a statement should they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND RATIFICATION OF THE REAPPOINTMENT OF ERNST & YOUNG LLP


                               OTHER MATTERS


     The Board of Directors knows of no other matters which may come before the Annual Meeting. If any other business properly comes before the meeting, the persons named in the proxy will vote with respect to that matter in accordance with their best judgment.

     Pursuant to the Bylaws of the Company, only such business shall be conducted at the Annual Meeting as shall have been brought before the meeting
(i) by or at the direction of the Board of Directors of the Company, or (ii) by any stockholder of the Company who is entitled to vote at the Annual Meeting and who complies with the following notice requirements. No business may be properly brought before the Annual Meeting by a stockholder unless the stockholder gives written notice to the Secretary of the Company of the business to be presented at the Annual Meeting not less than fifty (50) days prior to the date of the Annual Meeting (or in the event that less than sixty
(60) days notice, or public disclosure of the date of the Annual Meeting, is given or made to stockholders, written notice by the stockholder must be received by the Secretary of the Company not later than the close of business on the tenth (10th) day following the day on which notice of the date of the meeting was mailed or public disclosure was made). The written notice must set forth: (i) a brief description of the business desired to be presented before the Annual Meeting and reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (iii) the class and number of shares of the Company's voting stock beneficially owned by such stockholder, and (iv) any material interest of such stockholder in such business.

                              LSB INDUSTRIES, INC.
                              BY ORDER OF
                              THE BOARD OF DIRECTORS
DATE:  May 15, 1996
                              David M. Shear
                              Secretary



                                EXHIBIT "A"


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ACR GROUP INC
ADM TRONICS UNLIMITED
AIRGAS INC
ALBEMARLE CP
ALCIDE CP
AMCOL INTERNAT CP
ARMOR ALL PROD CP
BALCHEM CORP
BEARD CO
BETTIS CORP
BETZ LAB INC
BUFFELSFONTEIN GOLD MIN
BUSH BOAKE ALLEN INC
CAMBREX CORP
CATALYTICA INC
CHEMED CORP
CONSEP INC
CONTINENTAL MATERIALS CP
CROMPTON & KNOWLES
CYANOTECH CORP
CYTEC INC
DANAHER CORP
DETREX CORP
DEXTER CORP
DURIRON INC
DWYER GROUP INC
ECOGEN INC
ECOSCIENCE CP
EDITEK INC
ENERGY BIOSYSTEMS CP
ENVIRON TECHNOL CP
FERRO CP
FIRST MISSISSIPPI CP
FLAMEMASTER CP
FREEPORT MCMORAN INC
FREEPORT MCMORAN RSC PRT
FULLER, H.B. CO
GLOBAL CASINOS INC
GREAT AMER MGMT & INV
GREAT LAKES CHEMICAL CP
H.E.R.C. PROD INC
HARMONY PROD INC
HAUSER CHEMICAL RESEARCH
HIGH PLAINS CP
HUNTINGDON INT HLDG ADR
ICC TECHNOL INC
IMC GLOBAL INC
INTER-CITY PROD CP
INTERNAT FLAVORS & FRAG
IVAX CP
KINARK CP
LANCER CP
LAWTER INTERNAT INC.
LEARONAL INC
LESCO INC
LOCTITE CP
LSB IND INC
LUBRIZOL CP
MACDERMID INC
MACE SECURITY INTERNAT
MALLINCKRODT GR
MASCO CP
MELAMINE CHEMICALS INC
MESTEK INC
METALCLAD CP
MINERALS TECHNOL
MONTEDISON SPA ADR ORD
MORTON INTERNAT INC
MYCOGEN CP
N-VIRO INTERNAT CP
NALCO CHEMICAL CO
NCH CP
NORSK HYDRO AS ADR
NORTHERN TECHNOL
NUCLEAR METALS INC
OM GROUP INC
P&F IND CL A
PARK MEDITECH INC
PENWEST LTD
PETROLITE CP
POLYDEX PHARM
PRAXAIR INC
PYROCAP INTL CP
QUAKER CHEMCIAL CP
RICH COAST RSCS LTD
RINGER CP
ROTO-ROOTER INC
SCOTSMAN IND INC
SCOTT'S LIQUID GOLD INC
SIGMA-ALDRICH CP
SOCIEDAD QUIMICA CHILE
STAKE TECHNOL LTD
STANDEX INTERNAT CP
SYBRON CHEMCIAL INC
SYNTHETECH INC
TEAM INC
TECUMSEH PROD CL B
TERRA IND
TERRA NITROGEN CO LP
THIOKOL CP
TOWER TECHNOL INC
U.S. HOME & GARDEN INC
U.S. LIME & MINERALS INC.
UNIROYAL TECH CP
UNITED STATES FILTER CP
UNIVAR CP
VALHI INC
WATSCO INC CL B
WD-40 CO
YORK INTERNATIONAL
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